NEWS RELEASE

The Andersons, Inc. Reports Third Quarter Results

Maumee, Ohio, November 7, 2016 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the third quarter ended September 30, 2016.

•	Company reports third quarter net income of $1.7 million, or $0.06 per diluted share

•	Grain Group turns in $1.9 million of pre-tax income after shedding underperforming assets and positioning itself to take advantage of improved crop conditions at harvest

•	Ethanol Group reports pre-tax earnings of $9.5 million, up from $5.9 million in the third quarter of 2015 on record production and a good margin environment

•	Plant Nutrient Group reduces pre-tax loss to $7.2 million as the Group navigates a difficult environment in the industry

•	Rail Group earns $6.8 million of pre-tax income as utilization rates soften

The Company reported net income attributable to The Andersons of $1.7 million for the third quarter of 2016, or $0.06 per diluted share, on revenues of $860 million. This represents a $2.9 million improvement compared to the net loss of $1.2 million in the same period in 2015, or ($0.04) per diluted share, on revenues of $909 million.

Year to date, the Company has produced net income attributable to The Andersons of $1.4 million or $0.05 per diluted share compared to the prior year when it generated $34.0 million, or $1.19 per diluted share.

“Conditions are improving for our Grain Group and margins are strong for the Ethanol Group, but challenges persist with our Plant Nutrient Group facing weak margins and our Rail Group continuing to experience softening in utilization,” said CEO Pat Bowe. “In this mixed environment, the team is making good progress on our $10 million cost reduction initiative and continuing to take action on the items within our control to combat uncertainty in some of our markets.”

Third Quarter Segment Overview

Start of the turnaround for the Grain Group

In the third quarter, the Grain Group benefited from having shed its underperforming Iowa assets earlier this year and positioned itself to take advantage of improving crop conditions in the Eastern Corn Belt. Overall, grain production in the Eastern Corn Belt has rebounded from last year. Bean yields were strong and corn did well in most markets with some pockets of weaker yields.

The table below breaks out the pre-tax income of the Group’s Base Grain operations from that of its non-consolidated affiliates (Lansing Trade Group and Thompsons Limited).

$ in MM	Third Quarter		Year to Date
Pre-Tax Income	2016	2015	Vs	2016	2015	Vs
Base Grain	$1.6	($0.9)	$2.5	($21.5)	($5.6)	($15.9)
Grain Affiliates	$0.3	$1.0	($0.7)	($7.1)	$9.6	($16.7)
Grain Group	$1.9	$0.1	$1.8	($28.6)	$4.0	($32.6)

Third quarter pre-tax income for the Grain Group was $1.9 million, a $1.8 million increase over the same period last year. Base Grain operations were up $2.5 million year over year, driven by the elimination of losses generated by the Group’s assets in Iowa last year. Grain’s affiliates continued to lag year over year, but have improved from the losses incurred in the first half of the year.

Year to date results for the Group were a pre-tax loss of $28.6 million, a drop of $32.6 million from the $4.0 million in pre-tax income realized in the same period last year.

Harvest is well underway in most of our markets and substantially done in some. Factors we are seeing that will impact the Group’s results in the fourth quarter and first half of 2017 include:

•
Though there are some localized areas of weaker production in Michigan and Ohio, the majority of the Group’s draw areas has enjoyed significantly better production than last year, allowing them to purchase grain at good levels.

•
Wheat storage rates should be stronger year over year as carries in the wheat market were supported by increased Variable Storage Rates (VSR) that went into effect in third quarter. The market is currently supporting a little over half of the full carry benefit of the VSR increases.

•
Performance of the added elevator capacity in Tennessee was muted during the third quarter by stronger than normal export demand and cheaper barge freight on the Mississippi River, which increased local competition during their harvest.

•
While results in Grain’s affiliates have improved compared to the first two quarters of this year, Lansing Trade Group is behind expectations largely attributed to compressed margins at its grain facilities and lower DDG flows to China given recently imposed import duties.

•
Ethanol Group benefits from continued strong demand and improved margin conditions

The Ethanol Group delivered another quarterly production volume record, producing a third quarter best of 95.4 million gallons compared to the 93.5 million gallons in the same period of the prior year.

The Group generated pre-tax income of $9.5 million during the third quarter compared to the $5.9 million generated in the same quarter last year.

Ethanol margins rose throughout the quarter as corn prices remained modest and gasoline prices began to return to prior year levels after holding at five year lows for most of the year. Renewable Identification Number (RIN) prices held at strong levels through the quarter, near the $0.90 level, which supports demand for higher blends such as E-85. A portion of the quarters margins were hedged early in the quarter to lock in at attractive levels.

The expansion of the ethanol production facility in Albion, Michigan continues to proceed safely, on schedule and on budget. The project will double the joint venture’s annual capacity to about 130 million gallons. The Group expects the added capacity to come on line in the first half of 2017.

Industry dynamics in the quarter were supportive, with record production levels and historically high levels of gasoline demand driven by low fuel prices. The Group continues to see softness in distiller’s dried grain (DDG) prices. Chinese sanctions and higher vomitoxin levels near some of our facilities have had some negative impact on DDG.

Oversupply and falling prices continue to challenge Plant Nutrient volumes and margins

The Plant Nutrient Group incurred a pre-tax loss of $7.2 million in the third quarter compared to the $11.1 million pre-tax loss in 2015’s third quarter. The slightly better performance was derived from expense reductions resulting from integration of the Kay-Flo business and savings generated as part of the Company’s productivity initiative. Prior year results also included one-time acquisition related costs. These year-over-year improvements were largely offset by a continuing weak margin environment for nutrients due to oversupply and falling prices in the market.

Year to date, the Group has generated $18.0 million of pre-tax income compared to $8.1 million in the first nine months of 2015.

tons in thousands; $ in MM	Third Quarter			Year to Date
Volumes	2016	2015	Vs	2016	2015	Vs
Basic Nutrients NPK	219	240	(21)	980	957	23
Specialty Nutrients	78	78		405	295	110
Other	73	80	(7)	397	443	(46)
Total Group Tons	370	398	(28)	1,782	1,695	87
Pre-Tax Income	$(7.2)	$(11.1)	$3.9	$18.0	$8.1	$9.9

During the third quarter basic nutrient volumes fell in part due to producer and dealer reluctance to buy in a sustained falling price environment. The Group also saw lower advance purchase activity during the quarter. These market forces are expected to persist through the fourth quarter.

Industry margin pressures and lower crop prices have weakened near-term Group performance in both the legacy basic nutrients and the more recently acquired specialty products businesses. The Group remains committed of the soundness of its long term strategy to grow its specialty nutrients products that support precision agriculture. However, performance and market conditions have been disappointing this year. At this point the Group expects that the Kay-Flo acquisition will be near breakeven this year.

Rail Group performance falls on softer market conditions and timing of car sales income

North American rail traffic volume continues to fall year over year and Class I railroad velocities remain high, placing pressure on lease renewal rates and railcar utilization levels.

$ in millions	Third Quarter		Year to Date
Pre-Tax Income	2016	2015	Vs	2016	2015	Vs
Lease Income	$3.4	$6.5	$(3.1)	$10.4	$27.4	$(17.0)
Car Sales	$1.6	$3.2	$(1.6)	$6.4	$12.4	$(6.0)
Repair & Other	$1.8	$2.2	$(0.4)	$5.9	$4.1	$1.8
Total Rail Group	$6.8	$11.9	$(5.1)	$22.7	$43.9	$(21.2)

The Rail Group earned $6.8 million of pre-tax income in the quarter compared to $11.9 million in the same quarter last year. The reduced performance was primarily driven by lower utilization rates that averaged 86.2 percent in the quarter, down from 91.6 percent in the third quarter of 2015.

Income from railcar sales transactions was lower during the quarter as these transaction tend to vary quarter to quarter. Railcar repair business continued to perform well, setting its third consecutive record earnings quarter on improved productivity and strong demand. Other pre-tax income was lower due to the exit of the Group’s investment in a short line railroad late last year.

Year-to-date, the Group has earned $22.7 million of pre-tax income compared to $43.9 million of pre-tax income generated in the same period last year. Roughly half of this variance is due to the $10.6 million gain that the group recorded in the second quarter of 2015 due to a large lease termination settlement. Year to date utilization has averaged 88.8 percent, down from the 92.3 percent average in the first nine months of 2015.

Retail Group performance slips on lower same store sales; Group closes underperforming asset

The Retail Group had a pre-tax loss of $1.6 million for the third quarter compared to a pre-tax loss of $800,000 in the third quarter last year. Comparable store sales were down 6.1 percent year over year, driving gross margins down $900,000 from the prior year. The Group was able to partially mitigate the loss by instituting labor savings initiatives.

On a year to date basis, the Group had a pre-tax loss of $2.6 million compared to a $1.5 million loss for the same period last year.

On October 10, the Company announced its intent to close the specialty foods store in Sylvania, Ohio. The site will close by mid-November. The Group continues to operate two stores in each of the Toledo, Ohio and Columbus, Ohio markets.

Corporate

Undistributed corporate expenses were lower in the quarter by $2.2 million, primarily as a result of beginning to capitalize professional services related to the next wave of IT infrastructure deployments and favorable interest expenses as a result of mark to market gains on certain interest rate hedges contracts compared to mark to market losses recognized in the third quarter of 2015. These gains were partially offset by other slightly higher corporate costs.

Conference Call

The Company will host a webcast on Tuesday, November 8, 2016 at 11:00 A.M. ET, to discuss its performance and provide its outlook for the remainder of 2016. To dial in to the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 97764895). You are encouraged to call ten minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/46z3jodz/lan/en Log on. Click on the phone icon at the bottom of the "webcast window" on the left side of the screen.  You will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.

A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient, and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Sales and merchandising revenues (a)	$859,612	$909,093	$2,811,735	$3,015,022
Cost of sales and merchandising revenues (a)	782,597	823,903	2,569,923	2,738,348
Gross profit	77,015	85,190	241,812	276,674

Operating, administrative and general expenses	78,767	88,698	234,053	251,044
Interest expense	4,441	6,147	18,046	16,210
Other income:
Equity in earnings of affiliates, net	8,422	3,845	3,789	23,295
Other income, net	2,216	3,355	11,144	20,235
Income before income taxes	4,445	(2,455)	4,646	52,950
Income tax provision	1,104	(1,505)	1,486	17,556
Net income	3,341	(950)	3,160	35,394
Net income attributable to the noncontrolling interests	1,619	277	1,711	1,433
Net income attributable to The Andersons, Inc.	$1,722	$(1,227)	$1,449	$33,961

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.06	$(0.04)	$0.05	$1.19
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.06	$(0.04)	$0.05	$1.19
Dividends declared	$0.155	$0.14	$0.465	$0.42

(a) Revenue and cost of sales in the interim periods of 2015 have been recast to reflect a change in policy related to the classification of gains and losses on derivative contracts as disclosed in the 2015 10-K.

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2016	December 31, 2015	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$78,158	$63,750	$40,658
Restricted cash	190	451	181
Accounts receivable, net	173,593	170,912	201,664
Inventories	427,754	747,399	527,789
Commodity derivative assets - current	59,837	49,826	60,965
Deferred income taxes	—	6,772	6,735
Other current assets	43,761	90,412	66,411
Total current assets	$783,293	$1,129,522	$904,403

Other assets:
Commodity derivative assets - noncurrent	$1,346	$412	$1,584
Other assets, net (b)	$180,010	$193,689	$273,078
Equity method investments	225,114	242,107	223,207
	406,470	436,208	497,869
Railcar assets leased to others, net	334,401	338,111	347,100
Property, plant and equipment, net	460,247	455,260	442,322
Total assets	$1,984,411	$2,359,101	$2,191,694

Liabilities and equity
Current liabilities:
Short-term debt	$—	$16,990	$82,801
Trade and other payables	356,931	668,788	466,428
Customer prepayments and deferred revenue	15,725	66,762	23,581
Commodity derivative liabilities – current	59,770	37,387	49,911
Accrued expenses and other current liabilities	68,465	70,324	71,593
Current maturities of long-term debt	51,520	27,786	26,989
Total current liabilities	$552,411	$888,037	$721,303

Other long-term liabilities	$30,525	$18,176	$16,510
Commodity derivative liabilities – noncurrent	1,954	1,063	2,912
Employee benefit plan obligations	45,260	45,805	58,123
Long-term debt, less current maturities	395,559	436,208	413,561
Deferred income taxes	178,535	186,073	179,591
Total liabilities	1,204,244	1,575,362	1,392,000
Total equity	780,167	783,739	799,694
Total liabilities and equity	$1,984,411	$2,359,101	$2,191,694
(b) For the period ended September 30, 2015 Other assets, net and Property, plant and equipment, net have been recast to reflect the change in accounting policy which reclassified software and accumulated amortization. Additional detail is available in the 2015 10-K.

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended September 30, 2016
Revenues from external customers	$550,189	$139,413	$101,770	$38,201	$30,039	$—	$859,612
Gross profit	30,465	6,301	19,387	12,527	8,335	—	77,015
Equity in earnings of affiliates	533	7,889	—	—	—	—	8,422
Other income, net	361	6	711	451	83	604	2,216
Income (loss) before income taxes	1,879	11,160	(7,231)	6,754	(1,578)	(6,539)	4,445
Income (loss) attributable to the noncontrolling interests	—	1,619	—	—	—	—	1,619
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$1,879	$9,541	$(7,231)	$6,754	$(1,578)	$(6,539)	$2,826
Three months ended September 30, 2015
Revenues from external customers	$545,320	$137,765	$149,303	$44,758	$31,947	$—	$909,093
Gross profit	29,926	6,265	22,320	17,491	9,188	—	85,190
Equity in earnings of affiliates	1,340	2,505	—	—	—	—	3,845
Other income (loss), net	618	36	947	2,093	92	(431)	3,355
Income (loss) before income taxes	129	6,167	(11,114)	11,913	(769)	(8,781)	(2,455)
Income (loss) attributable to the noncontrolling interest	(2)	279	—	—	—	—	277
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$131	$5,888	$(11,114)	$11,913	$(769)	$(8,781)	$(2,732)
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Nine months ended September 30, 2016
Revenues from external customers	$1,611,992	$396,626	$588,797	$118,152	$96,168		$2,811,735
Gross profit	64,216	13,207	95,653	40,689	28,047	—	241,812
Equity in earnings (loss) of affiliates	(6,141)	9,930	—	—	—	—	3,789
Other income, net	3,671	39	2,728	2,013	263	2,430	11,144
Income (loss) before income taxes	(28,566)	14,762	18,008	22,698	(2,644)	(19,612)	4,646
Income (loss) attributable to the noncontrolling interests	(3)	1,714	—	—	—	—	1,711
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(28,563)	$13,048	$18,008	$22,698	$(2,644)	$(19,612)	$2,935
Nine months ended September 30, 2015
Revenues from external customers	$1,705,393	$413,130	$660,440	$134,497	$101,562	$—	$3,015,022
Gross profit	84,656	18,394	90,984	53,062	29,578	—	276,674
Equity in earnings of affiliates	10,764	12,531	—	—	—	—	23,295
Other income (loss), net	2,682	83	2,441	14,766	284	(21)	20,235
Income (loss) before income taxes	4,016	22,274	8,183	43,915	(1,483)	(23,955)	52,950
Income (loss) attributable to the noncontrolling interest	(8)	1,441	—	—	—	—	1,433
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$4,024	$20,833	$8,183	$43,915	$(1,483)	$(23,955)	$51,517
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).
(b) Revenue in the interim periods of 2015 has been recast to reflect a change in policy related to the classification of gains and losses on derivative contracts as disclosed in the 2015 10-K.